CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Mutual Fund Series Trust and to the use of our report dated September 8, 2016 on the financial statements and financial highlights of Catalyst Hedged Insider Buying Fund and Catalyst Insider Long/Short Fund, each a series of shares of beneficial interest in the Mutual Fund Series Trust. Such financial statements and financial highlights appear in the June 30, 2016 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

December 28, 2016